SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
Preliminary Proxy Statement ☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐
Definitive Proxy Statement ☐
Definitive Additional Materials ☑
Soliciting Material Pursuant to ss. 240.14a-12 ☐
TM Entertainment & Media, Inc.
(Name of Registrant as Specified in Its Charter)
Theodore S. Green, Malcolm Bird, John W. Hyde, Jonathan F. Miller and Pali Capital, Inc.
Name of Person(s) Filing Proxy Statement, if other than theRegistrant)
Payment of Filing Fee (Check the appropriate box):
No fee required ☑
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
Fee paid previously with preliminary materials [ ].
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing ☐.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

TM Entertainment and Media, Inc.
307 East 87th Street
New York, NY 10128
January 23, 2009
Phillip Goldstein
Opportunity Partners L.P.
60 Heritage Drive
Pleasantville, NY 10570
Dear Mr. Goldstein:
We received your letter dated January 12, 2009 and would like to respond to some of your statements and questions.
First, we are well aware of the requirements necessary for the Company to complete a business combination. We will address how we intend to deal with potential “no votes” at the appropriate time. However, we are confident that the Company will receive a sufficient number of votes to approve a business combination, as other SPACs have recently.
Second, certain of the Company’s warrant holders have in fact informed us that they would pursue legal actions against the Company in the event it attempts an early liquidation of the trust account. We can debate the merits of such claims, but if they are brought they could delay the distribution of funds, perhaps even beyond October, regardless of their outcome. We are aware of a few SPACs that have liquidated shortly before their two-year term, but we believe those situations are clearly different than the Company’s situation as we still have approximately nine months to complete a business combination.
Finally, we understand that due to the recent economic crisis a number of funds are experiencing liquidity issues. As we previously stated, we intend to operate the business in the best long-term interests of all stockholders and not just those who may have short-term cash needs.
As our proxy statement indicates, we reiterate to our stockholders to NOT give you their written consent so that the Company may continue its pursuit of its business combination and maximize value for all stakeholders.
Very truly yours,
/s/ Ted Green and Malcolm Bird
TM Entertainment and Media, Inc.

The Company urges its stockholders not to execute or return any consent solicitation cards they may receive from Opportunity Partners. If you have already executed a consent solicitation card, you may revoke your consent at any time prior to the effectiveness of the action proposed by Opportunity Partners becoming effective by signing, dating and return the Company’s consent revocation card to the Company. You may also revoke your consent by delivering a signed and dated revocation to Opportunity Partners. If you choose to deliver a revocation to Opportunity Partners, the Company requests that you provide to the Company a copy of your revocation by fax or mail to the address set forth below. You may also subsequently cancel a consent revocation by delivering a notice of such cancellation to the Company or Opportunity Partners or by executing a later-dated consent card. The latest dated consent or revocation you execute and deliver will be the one that is counted.
Security holders are advised to read the Company’s consent solicitation statement because it contains important information. Investors can obtain the consent solicitation statement, and any other relevant documents, for free at the United States Securities and Exchange Commission’s web site (www.sec.gov). The Company’s consent solicitation statement was released to security holders on January 12, 2009.